  EXHIBIT 99.1

For Immediate Release

Consolidated Water Co. Ltd. Reports 2009 Operating Results

GEORGE TOWN, GRAND CAYMAN--(Marketwire - 03/16/10) - Consolidated Water Co. Ltd. (NASDAQ:CWCO - News) today reported its operating results for the quarter and year ended December 31, 2009. The Company will host an investor conference call tomorrow -- Wednesday, March 17, 2010 -- at 11:00 a.m. EDT (see details below).

Revenues for the year ended December 31, 2009 declined 12% to approximately $58.0 million, compared with approximately $65.7 million in the year ended December 31, 2008. The decline in revenues was primarily due to a reduction in energy costs passed through to the Company's customers as a result of lower energy prices, along with lower project construction activity in the Services business segment.

Retail water sales rose 4% to approximately $23.2 million in 2009, versus $22.4 million in the previous year, reflecting a 4% increase in volume of water delivered to customers, higher average base water rates, and a decrease in revenues attributable to the pass-through billing of energy costs, as energy prices declined significantly between 2008 and 2009. Bulk water revenues decreased 14% to approximately $25.9 million, compared with $30.1 million in 2008, as a 2% increase in water volume was more than offset by a reduction in energy costs passed through to customers. Services revenues decreased 33% to approximately $8.9 million in 2009, compared with approximately $13.2 million in 2008, reflecting a decline in project construction activity that was partially offset by fees from the Company's services contract for the Tynes Bay plant in Bermuda, which commenced in the second quarter of 2009.

Net income declined 15% to $6,098,571, or $0.42 per diluted share, in the year ended December 31, 2009, compared with net income of $7,209,716, or $0.50 per diluted share, in the year ended December 31, 2008. The decline in 2009 net income was primarily the result of operating and impairment losses totaling ($5,685,968) recorded by the Company for its equity in the results of its affiliate, Ocean Conversion (BVI) Ltd. ("OC-BVI"), as compared with a loss of ($2,345,612) in 2008 for the Company's equity in the results of OC-BVI.

Consolidated gross profit rose 23% to approximately $23.0 million (40% of revenues) in 2009, versus approximately $18.6 million (28% of revenues) in 2008. Gross profit on Retail revenues approximated $13.4 million (58% of revenues) in the year ended December 31, 2009, compared with approximately $11.8 million (53% of revenues) in the year ended December 31, 2008. Gross profit on Bulk revenues increased to approximately $5.8 million (22% of revenues), compared with approximately $4.6 million (15% of revenues) in 2008. Gross profit on Services revenues approximated $3.8 million in 2009 and $2.3 million in 2008.

General and administrative expenses increased to approximately $10.1 million in the most recent year, when compared with approximately $8.8 million in the year ended December 31, 2008, primarily due to increased employee, bonus and stock compensation expenses, along with increases in a number of other expense categories.

Interest income decreased by $476,361, or 34%, to $917,330 in 2009, versus $1,393,691 in 2008, reflecting a decline in both the average balance of funds invested in interest-bearing deposit accounts and the interest rates earned on such balances. Interest expense declined 3% to $1,698,084, from $1,755,969 in the prior year. Other income totaled $168,584 in the year ended December 31, 2009, versus $138,915 in the year ended December 31, 2008.

"Exclusive of the impact upon profitability of our equity in the loss of our 43.5%-owned OC-BVI affiliate in the British Virgin Islands, earnings from our consolidated operations improved to record levels in 2009, an achievement of which we are very proud, especially in light of the softness in global economic conditions," noted Rick McTaggart, Chief Executive Officer of Consolidated Water Co. Ltd. "This was due to higher gross profits in each of our three business segments. Retail Segment gross profits benefited from a reduction in certain operating and maintenance costs, lower energy prices and increases in base water rates. Meanwhile, higher gross profits in our Bulk Segment resulted primarily from the expiration of the original contract for the Red Gate plant in the Cayman Islands and the elimination of amortization expense for the intangible asset associated with such contract, improved operating efficiencies at our Windsor plant in the Bahamas, and the implementation of an improved feed water pretreatment regime at our Blue Hills plant in the Bahamas. Additionally, despite a decline in revenues, our Services Segment posted higher gross profit due to incremental revenues from the commencement of the operating contract at the Tynes Bay Plant in Bermuda and savings on construction costs to complete the North Side Water Works ("NSWW") and Bermuda plants. Both the NSWW and Bermuda projects were accepted by the customers as of June 30, 2009."

"Last year witnessed the completion of two new plants in the Cayman Islands -- the North Side plant (2.4 million US gallons per day) and the new ACWW plant, formerly known as the Governor's Harbor plant (1.0 million US gallons per day) -- that increased our installed capacity in Grand Cayman by 30% and our overall water production capacity by more than 11%. We also began operating the new 700,000 US gallon per day Bar Bay plant in Tortola (BVI) in January 2009 under a Heads of Terms agreement which helped to offset some of our losses from OC-BVI, and obtained a definitive final contract for this plant in March 2010."

"Regarding our OC-BVI affiliate's contract dispute with the BVI Government, the Eastern Caribbean Supreme Court ("the Court") held a three-day trial in July 2009 to address the Baughers Bay ownership issue and OC-BVI's claim for payment of amounts owed for water sold and delivered to the BVI Government. On September 17, 2009, the Court issued a preliminary ruling that the BVI Government was entitled to immediate possession of the Baughers Bay plant and dismissed OC-BVI's claim for compensation related to costs associated with an expansion in production capacity. As a result of this preliminary ruling, OC-BVI recorded an impairment charge of approximately $2.1 million for fixed assets associated with the plant. After conducting additional hearings in October 2009, the Court ordered the BVI Government to pay OC-BVI $13.91 per 1,000 imperial gallons (approximately $10.3 million) for water produced and delivered to the Government. Subsequently, OC-BVI appealed the Court's ruling regarding compensation for expenditures made to expand production capacity, and the BVI Government has appealed the ruling that the Government pay OC-BVI $10.3 million for water produced. These appeals are currently before the Eastern Caribbean Court of Appeals. While losses related to our investment in OC-BVI continued to significantly impact our total earnings in 2009, the Court judgment in October and recent events that appear to have determined the eventual fate of the Baughers Bay plant should cause these losses to be significantly reduced or eliminated in the future."

"Looking forward, we have many reasons to be optimistic regarding the future of Consolidated Water and our ability to enhance shareholder value in coming years," continued McTaggart. "Bidding activity regarding new projects was quite busy in 2009, but none of the projects were awarded before year-end. We bid on three projects with a combined capacity of 25 million US gallons per day, demonstrating continued opportunities available to the Company and growing demand for desalinated water in the Caribbean region. Meanwhile, new opportunities in Trinidad and Tobago with aggregate capacity of over 80 million US gallons per day of capacity are expected to go out to bid this year, and other very exciting opportunities are being actively pursued in our existing markets and in new markets outside of our traditional service areas."

The Company will host a conference call at 11:00 a.m. EDT tomorrow -- Wednesday, March 17, 2010. Shareholders and other interested parties may participate in the conference call by dialing 800-860-2442 (international/local participants dial 412-858-4600) and requesting participation in the "Consolidated Water Conference Call" a few minutes before 11:00 a.m. EDT on March 17, 2010. A replay of the conference call will be available one hour after the call through March 24, 2010 by dialing 877-344-7529 (international/local participants dial 412-317-0088) and entering the conference ID 438802.

CWCO-E

About Consolidated Water Co. Ltd.

Consolidated Water Co. Ltd. develops and operates seawater desalination plants and water distribution systems in areas of the world where naturally occurring supplies of potable water are scarce or nonexistent. The Company operates water production and/or distribution facilities in the Cayman Islands, Belize, the British Virgin Islands, The Commonwealth of The Bahamas and Bermuda.

Consolidated Water Co. Ltd. is headquartered in George Town, Grand Cayman, in the Cayman Islands. The Company's ordinary (common) stock is traded on the NASDAQ Global Select Market under the symbol "CWCO." Additional information on the Company is available on its website at http://www.cwco.com.

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe," "estimate," "project," "intend," "expect," "should" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company's products and services in the marketplace, changes in its relationship with the Governments of the jurisdictions in which it operates, the manner in which the disputed issues between OC-BVI and the BVI Government are resolved, the ability to successfully secure contracts for water projects, the ability to develop and operate such projects profitably and the Company's ability to manage growth and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

CONSOLIDATED WATER CO. LTD.

CONSOLIDATED BALANCE SHEETS

(Expressed in United States dollars)

	December 31,	December 31,
	2009	2008

ASSETS
Current assets
Cash and cash equivalents	$44,429,190	$36,261,345
Accounts receivable, net	9,980,928	13,911,312
Inventory	1,832,564	1,617,484
Prepaid expenses and other current assets	1,689,874	1,444,445
Current portion of loans receivable	1,216,098	768,803
Total current assets	59,148,654	54,003,389

Property, plant and equipment, net	60,245,525	58,937,980
Construction in progress	1,000,882	6,157,958
Costs and estimated earnings in excess of billings - construction project	1,872,552	7,377,554
Inventory non-current	3,352,054	2,971,949
Loans receivable	10,875,848	1,560,420
Investment in affiliate	9,157,995	14,371,312
Intangible assets, net	1,919,656	2,144,162
Goodwill	3,587,754	3,587,754
Other assets	3,314,861	3,544,096
Total assets	$154,475,781	$154,656,574
LIABILITIES AND EQUITY
Current liabilities
Accounts payable and other current liabilities	$6,187,606	$7,310,327
Dividends payable	1,152,702	1,006,414
Current portion of long term debt	1,322,483	1,229,071
Total current liabilities	8,662,791	9,545,812
Long term debt	19,806,784	21,129,269
Other liabilities	465,408	430,717
Total liabilities	28,934,983	31,105,798
Equity
Consolidated Water Co. Ltd. stockholders’ equity
Redeemable preferred stock, $0.60 par value. Authorized 200,000 shares;
issued and outstanding 17,192 and 17,366 shares, respectively	10,315	10,420
Class A common stock, $0.60 par value. Authorized 24,655,000 shares;
issued and outstanding 14,541,878 and 14,529,360 shares, respectively	8,725,127	8,717,616
Class B common stock, $0.60 par value. Authorized 145,000 shares;
none issued or outstanding	-	-
Additional paid-in capital	80,990,686	80,461,942
Retained earnings	34,365,640	32,340,077
Total Consolidated Water Co. Ltd. stockholders’ equity	124,091,768	121,530,055
Noncontrolling interests	1,449,030	2,020,721
Total equity	125,540,798	123,550,776
Total liabilities and equity	$154,475,781	$154,656,574

CONSOLIDATED WATER CO. LTD.

CONSOLIDATED STATEMENTS OF INCOME

(Expressed in United States dollars)
	Year Ended December 31,
	2009	2008	2007

Retail water revenues	$23,239,756	$22,369,806	$22,225,765
Bulk water revenues	25,905,077	30,121,536	24,320,392
Services revenues	8,874,684	13,187,617	7,530,708

Total revenues	58,019,517	65,678,959	54,076,865

Cost of retail revenues	9,812,434	10,566,747	9,930,936
Cost of bulk revenues	20,149,969	25,557,832	20,078,758
Cost of services revenues	5,058,037	10,920,537	5,382,945

Total cost of revenues	35,020,440	47,045,116	35,392,639

Gross profit	22,999,077	18,633,843	18,684,226

General and administrative expenses	10,101,257	8,789,185	9,478,308

Income from operations	12,897,820	9,844,658	9,205,918

Other income (expense):
Interest income	917,330	1,393,691	1,911,303
Interest expense	(1,698,084)	(1,755,969)	(1,856,277)
Other income	168,584	138,915	263,912
Equity in earnings (loss) of affiliate	(1,025,968)	(2,345,612)	2,314,594
Impairment of investment in affiliate	(4,660,000)	-	-

Other income (expense), net	(6,298,138)	(2,568,975)	2,633,532

Net income	6,599,682	7,275,683	11,839,450
Income attributable to non-controlling interests	501,111	65,967	451,799

Net income attributable to Consolidated Water Co. Ltd. stockholders	$6,098,571	$7,209,716	$11,387,651

Basic earnings per common share attributable to Consolidated Water Co. Ltd. common stockholders	$0.42	$0.50	$0.79
Diluted earnings per common share attributable to Consolidated Water Co. Ltd. common stockholders	$0.42	$0.50	$0.79
Dividends declared per common share	$0.28	$0.325	$0.195

Weighted average number of common shares used in the determination of:
Basic earnings per share	14,535,192	14,519,847	14,404,732
Diluted earnings per share	14,588,144	14,538,971	14,495,364

Contact:

For further information, please contact:
Frederick W. McTaggart, President and CEO, at (345) 945-4277 or
David W. Sasnett, Executive Vice President and CFO, at (954) 427-6283 or
via e-mail at info@cwco.com
http://www.cwco.com
or
RJ Falkner & Company, Inc., Investor Relations Counsel at (800) 377-9893 or
via e-mail at info@rjfalkner.com